Exhibit 99.2

Sanderson Farms, Inc.	SAFM	Q2 2013 Earnings Call	May 30, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

— PARTICIPANTS

Corporate Participants

Joe Frank Sanderson – Chairman & Chief Executive Officer, Sanderson Farms, Inc.

D. Michael Cockrell – CFO, Treasurer, Director & Head-Investor Relations, Sanderson Farms, Inc.

Lampkin Butts – President, Chief Operating Officer & Director, Sanderson Farms, Inc.

Other Participants

Farha Aslam – Analyst, Stephens, Inc.

Christine Lee McCracken – Analyst, Cleveland Research Co.

Akshay S. Jagdale – Analyst, KeyBanc Capital Markets

Heather L. Jones – Analyst, BB&T Capital Markets

Kenneth B. Zaslow – Analyst, BMO Capital Markets (United States)

— MANAGEMENT DISCUSSION SECTION

Operator: Good day and welcome to the Sanderson Farms, Inc.’s. Second Quarter Fiscal 2013 Conference Call. Today’s call is being recorded.

At this time for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson. Please go ahead, sir.

Joe Frank Sanderson, Chairman & Chief Executive Officer

Thank you. Good morning and welcome to Sanderson Farms’ second quarter conference call. We issued a news release this morning announcing net income of $24.4 million or $1.06 per share for our second fiscal quarter of 2013. This compares to net income of $23.9 million or $1.04 per share during last year’s second quarter.

I’ll begin the call with some general observations, but before I do, I will ask Mike to give the cautionary statement regarding forward-looking statements.

D. Michael Cockrell, CFO, Treasurer, Director & Head-Investor Relations

Thank you, Joe, and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial conditions, and prospects of the company. The actual performance of the company could differ materially from that indicated by the forward-looking statements, because of various risks and uncertainties. These risks and uncertainties are described in our most recent Annual Report on Form 10-K, in the company’s Quarterly Report on Form 10-Q filed this morning with the SEC in connection with our second fiscal quarter and in the press release we published this morning.

You are cautioned not to place undue reliance on the forward-looking statements made this morning and each such statement speaks only as of today. We undertake no obligation to update or revise our forward-looking statements.

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Sanderson Farms, Inc.	SAFM	Q2 2013 Earnings Call	May 30, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

External factors affecting our business such as feed grain cost, market prices for poultry, meat and the health of the economy among others remain volatile, and our view today might be very different from our view a few days from now.

Joe Frank Sanderson, Chairman & Chief Executive Officer

Thank you, Mike. Improving poultry markets and continued high grain cost drove our results during our second fiscal quarter. Our sales volume of fresh chicken was down by 3.8% compared to last spring’s volume and reflected the fact that while our Kinston, North Carolina facility operated near full production during this year’s second fiscal quarter and we’re still moving in that direction last year, the increased production at Kinston was more than offset by the 6% production cut at all our plants that we announced last fall.

Our feed cost per pound of fresh chicken processed increased more than $0.05 per pound during the quarter compared to last year’s second quarter. And our feed cost remain significantly higher than historical averages. On the other hand, our net sales price per pound to fresh chicken sold was higher by $0.065 per pound during this year’s second fiscal quarter when compared to last year.

Market prices reflect improved demand for chicken products, as demand has remained relatively strong in retail grocery store and export markets. Demand at food service has improved as a result of several new chicken items on quick serve menus and chicken promotions at casual dining restaurants and as chicken competes with relatively high priced beef. I will hasten to add that customer traffic at food service remains challenged by macroeconomic condition, but demand for chicken products has improved.

Overall, market prices for fresh chicken were higher during the quarter. The average Georgia dock price was 9.9% higher during the quarter than last year, reflecting continued strong retail demand.

While year-to-date overall industry export volume is down slightly from last year, export demand during the quarter was better and that strength is reflected in leg quarter market prices. Prices for boneless breast meat increased 14.2%. On the other hand, wing prices, after spending much of January and February in record territory, fell seasonally after March Madness.

Prices paid for bushel of corn and per ton of soybean meal were higher during the quarter compared to last year’s second fiscal quarter, but were lower than during our first fiscal quarter of this year. Likewise, our feed costs in flocks processed, while higher than last year, were lower than our first quarter.

While the 97.3 million acres of corn the USDA initially expected to be planted in the U.S. this spring would be a near-record number of acres, it now appears not all of those acres will get planted. Planting progress reports indicate that weather has caused near-record low planting progress, although significant progress has been made over the second half of May. Approximately, 86% of this year’s corn acres were planted through last week compared to a 90% historical average, and 44% of this year’s soybeans went to ground as of last week compared to a 61% average.

Despite the late plant, U.S. farmers could still harvest an excellent crop, which could result in lower grain cost after the harvest. But all crop, corn and soy supplies remain very tight. While our cost per grain this summer will be higher than last year’s, we have priced our needs through July at levels that would allow us to reduce our grain cost per pound each successive month through July. We indicated during our first quarter conference call in February that we had priced a portion of our grain needs through May. We have now priced most all of our corn and soybean – soy meal needs through July, but have priced nothing past July.

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Sanderson Farms, Inc.	SAFM	Q2 2013 Earnings Call	May 30, 2013
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Given where our future prices closed Tuesday on the Chicago Board of Trade, have we priced all of our needs through the end of the fiscal year on Tuesday, cash corn and soybean meal prices during fiscal 2013 would be $74.3 million higher than a year ago. This number includes though the addition of volume of grain we will need to purchase this year to feed the additional chickens we have on the ground now that we are moving back to full production and the higher basis we will pay for both corn and meal this year.

In addition to our costs, we will be closely watching the chicken markets and production numbers. Weekly egg sets continued to trend slightly higher than a year ago. The breeder flock, however, is smaller and pullet placements are down. Given the size of the breeder flock, I do not expect to see a significant increase in production over the short-term.

I’m pleased to report that our plants are prepared to move to full production next week. The additional volume will improve our efficiencies and that improvement when paired with slightly lower feed cost this month through the summer and improved poultry markets makes us reasonably optimistic for the summer.

That said, our attention for the balance of the year will be on several things. First, we will continue to focus our attention on those things we can’t control; such as our operating efficiencies and sales execution. We will keep one eye on the still fragile economic recovery in the United States and the world. The improved demand we’re enjoying at food service as a result of menu mix shifts, not more foot traffic. Foot traffic will increase as the employment numbers improve and consumers gain confidence. We will also, of course, keep an eye on the development of this year’s corn and soy crops and hope for good weather.

Finally, Lampkin will discuss export markets in a moment, but we will watch the developments of avian influenza in China and monitor any impact it may have on export demand. As always in our industry, there are many moving parts that will impact our results. Much of what we are watching that will influence our business is out of our control. So, while we’ll keep an eye on the grain crop, macroeconomic conditions, AI in China, and employment numbers, we will focus our efforts on returning to full production, improving our efficiencies, getting the most for our shareholders from our assets, and preparing for our next phase of growth.

With respect to our next phase of growth, I know many of you want to know when we plan to break ground on our new facilities in Texas. We have said the timing of that new project is subject to the health of our balance sheet, the quality of our performance at our existing plants, this year’s grain crop, and final approval of our Board of Directors.

We have made progress paying down our debt and I expect to continue that to summer. And I am satisfied our balance sheet is in good shape. While we have opportunities at all of our facilities, our existing operations are performing well. We will watch the progress of the grain crops and talk with our Board later this summer regarding the start date.

At this point, I will turn the call over to Lampkin for a more detailed discussion of the market and our operations during the second quarter.

Lampkin Butts, President, Chief Operating Officer & Director

Thank you, Joe, and good morning, everyone. As Joe mentioned, the overall market prices for poultry products were higher during the quarter, when compared to our second quarter last year. The average Georgia dock price during our second quarter was 9.9% higher than last year’s second quarter, averaging $1.015 per pound during the quarter compared to $0.924 per pound last year.

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Sanderson Farms, Inc.	SAFM	Q2 2013 Earnings Call	May 30, 2013
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The Georgia dock price for this week is $1.05 per pound, which compares to $0.945 per pound for the same week last year. The Georgia dock price reflects continued strong demand for chicken and retail grocery stores and remains at record levels.

Bulk leg quarter prices were slightly lower for the quarter compared to last year’s second quarter, averaging $0.505 per pound during our second quarter of this year, compared with $0.507 per pound last year, a decrease of less than one-half of $0.01. While lower, these prices reflect continued good export demand. Through March, United States export volumes were down 1.1% compared to last year.

Urner Barry bulk leg quarters are currently quoted at $0.52 per pound. Export demands on Russia, and particularly Mexico and several emerging markets remained steady, although, they may be slightly lower – prices may be slightly lower in June.

Indeed, export during March to all four top markets; Mexico, China, Russia and Angola were up. However, as Joe mentioned, the AI outbreak in China has adversely affected demand from that important customer.

We export approximately 5 million pounds of chicken paws each month to our customers in China and receive a significant price upgrade compared to alternative markets. While demand slowed after the first human infections were reported, demand has slowly improved. While shipments continue into China at this time, our net selling price for paws is approximately $0.15 per pound lower than before the crisis started.

Prices for jumbo wings retreated from record levels during our second fiscal quarter. Jumbo wings averaged a $1.51 per pound, down 4.4% from the average of a $1.58 per pound during last year’s second quarter. The current Urner Barry quote for jumbo wings is $1.20 per pound.

Boneless breast prices improved during our second quarter. Market prices increased 14.2%, when compared to the second quarter a year ago. This year’s average Urner Barry price of $1.56 per pound compared to an average of $1.37 per pound during last year’s second quarter.

Today, the Urner Barry quoted market for boneless breast is $2.12 per pound as prices increased significantly during April and May in response to several new items on QSR menus; and in response, we believe to relatively high priced beef. The overall result of these market price changes was an increase of $0.065 per pound in our average sales price per pound of chicken sold.

We sold 714.9 million pounds of poultry during the second quarter, a decrease from the 743.3 million pounds sold during last year’s second fiscal quarter. We processed 705.8 million pounds of dressed poultry during the quarter, down 2.8% from the 726.3 million pounds we processed during last year’s second quarter.

We previously projected we would process 704.4 million pounds during the quarter, while we actually processed slightly fewer head than we projected. That miss was offset by higher live weights and yields than we expected. These numbers reflect the additional pounds processed at our Kinston, North Carolina plant, offset by the 6% reduction cut at all our plants we announced last fall.

For the first six months of the year, we sold 1.44 billion pounds of poultry products compared to 1.41 billion last year and processed 1.44 billion pounds this year compared to 1.42 billion last year. We now expect to process approximately 3.05 billion pounds of fresh chicken this fiscal year, an increase of approximately 2.9% compared to 2012.

We estimate we will process approximately 794.7 million pounds in our third fiscal quarter and approximately 813.7 million pounds during our fourth fiscal quarter. Both of these estimates could, of course, be impacted by weather, bird performance and other factors, some of which are beyond our control.

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Sanderson Farms, Inc.	SAFM	Q2 2013 Earnings Call	May 30, 2013
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Results at our prepared foods division improved during the second quarter, but continue to reflect a weak casual dining market. We sold 22.5 million pounds of processed chicken at our foods division through the first half of this year compared to 23.4 million pounds through the first half of last year.

The average sales price increased from $1.88 per pound last year to $2.01 per pound this year. We will benefit from several new customers during the back half of the year and expect steady improvement at the foods division.

At this point, I’ll turn the call over to Mike Cockrell, Chief Financial Officer.

D. Michael Cockrell, CFO, Treasurer, Director & Head-Investor Relations

Thank you, Lampkin. The 4.4% increase in net sales for the quarter to $621 million from $595 million last year was the result of an increase in our sales price per pound of poultry products sold of $0.065 per pound or 8.5%, offset by a 3.8% decrease in the pounds of poultry products sold.

The 4.9% increase in our cost of goods sold for the three months ended April 30, 2013, as compared to the same three months a year ago, was a result of higher feed cost per pound of poultry products processed at $0.051 per pound or 14.3% offset by a decrease in poultry pound sold at 28.4 million pounds or 3.8%.

Feed cost accounted for 53.4% of our cost of poultry products sold during the quarter and that compares to 50.5% last year. Our non-feed related cost for poultry sales increased $0.01 per pound processed during this year’s second quarter compared to last year cost, primarily by a decrease in efficiencies resulting from our production cut, which was in place during the entire quarter.

While our production cut remained in place for one month of our third quarter, we will return to full production next week. We expect efficiency improvements to generate just under $0.01 per pound improvement in our non-feed related cost of goods sold as we return to full production.

The $4.3 million increase in SG&A expenses for the first half of the year reflects $1.8 million paid in North Carolina as a result of our decision not to proceed with the second site there. As a percent of sales, SG&A expenses increased from 3.2% to 3.3%.

Interest expense decreased from $2.4 million to $1.8 million during the quarter, reflecting lower outstanding debt. And going forward, interest cost should be lower than last year during our next two fiscal quarters, as outstanding debt continues to move lower.

We did make progress during our second quarter paying down our debt and we’ve also paid an additional $20 million on the revolver in the month of May. We currently have $90 million outstanding on the revolver plus approximately $11 million in letters of credit, leaving $399 million available to us as needed.

We also paid the second of five annual $10 million payments under our $50 million fixed-term debt, leaving $30 million outstanding under that loan. Our debt to total cap ratio at the end of our second quarter stood at 21.2% and that’s down from 22.9% at the end of the first quarter.

Our working capital at the end of the second quarter was $268 million and our stockholders’ equity, which began moving back in the right direction during the quarter, stood at $561 million.

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Sanderson Farms, Inc.	SAFM	Q2 2013 Earnings Call	May 30, 2013
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The company’s effective tax rate during the quarter in the first six months ended April 30, 2013, was 34.5% and 32.7% respectively. And for the balance of the year, we’re modeling a tax rate of 34%.

During fiscal 2013, we now expect to spend approximately $46.7 million on CapEx projects and we’ve spent $21 million through the first half of the year. We intend to use cash flow from operations to fund the balance of our capital budget and to continue to pay down debt during the second half of the year.

Our depreciation and amortization during the first half of the fiscal year was $30.3 million, and we expect $61 million for the full fiscal year.

Kayla, that completes our prepared remarks for this morning and you can now open up the call for questions.

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Sanderson Farms, Inc.	SAFM	Q2 2013 Earnings Call	May 30, 2013
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— QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And we’ll take our first question from Farha Aslam with Stephens, Inc.

<Q – Farha Aslam – Stephens, Inc.>: Hi, good morning.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning, Farha.

<Q – Farha Aslam – Stephens, Inc.>: Great quarter.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

<Q – Farha Aslam – Stephens, Inc.>: Question about the outlook in terms of how feed grain costs flow through Sanderson’s P&L. If you look at the start of the quarter versus the end of the quarter, would you be able to quantify how much the monthly decline in costs were or sort of where your feed costs per pound were at the end of the quarter? Just so, we can gauge how they progressed?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I think our costs were down probably $0.005 per month roughly. We have some high priced grain in December and January that – wherein some flocks processed in February and probably – we probably averaged a $0.005 a pound per month decline from February to April.

<Q – Farha Aslam – Stephens, Inc.>: Okay. That’s helpful. And then when you look out, you highlighted that one of the reasons breast meat pricing is so strong is due to mix changes and QSRs. As you look at the industry and forward read, do you anticipate that mix change to continue to occur over the summer? So, do you expect breast meat prices to remain firm? Any thoughts on the outlook for breast meat going forward?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, we think it’s going to remain – demand for breast meat is going to remain good. What we had in April and May, and to – at quick serve, you had McDonald’s, you had Wendy’s, you had KFC, all featuring boneless breast. And KFC had boneless thighs, and they were on television, they were introducing new products and it was all boneless breast and it was a perfect storm, so to speak.

And you had some other people at casual dining introducing a new product. I think, we had – and there was a fixed amount of breast out there and it can’t be raised right now. You can’t increase it. And probably what’s going to happen, you’re going to get into the summer time, you’re going to get some heat and supply may even decrease a little bit.

And so – and you’re operating under the umbrella of half-priced beef, particularly at places like McDonald’s and BURGER KING and Wendy’s. Wendy’s had a flatbread chicken sandwich they were featuring.

And so, you kind of had a perfect storm going on in May and so you got spiking breast meat. And we don’t know that, that advertising is going to continue, but those conditions are going to remain. And so, we think breast meat is going to be good. And the same thing, to a certain extent, exist in the grocery store. Relative to beef, chicken is still in pretty good shape at the retail grocery store.

<Q – Farha Aslam – Stephens, Inc.>: And so, with profitability so good in the chicken sector, it’s notable that you haven’t seen much of an expansion in terms of egg sets and pullets and breeders. What do you think is causing that constrained supply out near-term and how long do you anticipate that to continue?

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Sanderson Farms, Inc.	SAFM	Q2 2013 Earnings Call	May 30, 2013
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<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, I think the primary breeders do not have the grandparent or the parent stock to produce the pullets and cockerels. And I think that process will take a year. They’ve got to produce the grandparent stock and that takes 26 weeks, and then they’ve got to produce the parent stock and that takes another 26 weeks.

So, I think you’re a year away or almost a year away from seeing any meaningful increase in the breeders, the pullets – replacement pullets or additional pullets for the processors. And you actually have the – if you look at the pullet placements and the resulting layer flock, it’s going to be declining in the months in front of us.

So, I don’t think you can – and if you’ll look at the USDA report like last week, they revised it downward the week before. And I think the industry is pushing all it can, if you look at – calculate the hatch-ability, I think the industry is pushing this hen flock as far as it can go to get eggs out. And then – and hatching, the fertility is both going to decline in the summer time.

<Q – Farha Aslam – Stephens, Inc.>: So, tight markets ahead?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I would think so.

<Q – Farha Aslam – Stephens, Inc.>: Okay. Great. Thank you very much.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: And we’ll take our next question from Christine McCracken with Cleveland Research.

<Q – Christine McCracken – Cleveland Research Co.>: Good morning.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q – Christine McCracken – Cleveland Research Co.>: Joe, with the delays in planting and the expected delay then in harvest by, call it three to four weeks, are you at all worried about that gap between July and when you might be able to get new crop? And how do expect to bridge that?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I think it’ll be more pronounced on soy meal, we think we’ll get corn. The basis will be high on both products; it’ll be unbelievable on soy. We’ve already gotten quotes on August-Sep soy, and it is triple where we bought our June-July soy our initial basis quotes were triple for August-Sep soy.

Corn, not so bad, we think we’ll get – we think corn will – we’ll be able to handle the corn, but soy is going to be dislocated and very expensive. But we can buy it. So – but, I’m not really worried about it, it’s just going to be very expensive.

<Q – Christine McCracken – Cleveland Research Co.>: So, what gives you the confidence that you’ll be able to buy it? Has somebody given you a guarantee?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yes.

<Q – Christine McCracken – Cleveland Research Co.>: Okay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yes.

<Q – Christine McCracken – Cleveland Research Co.>: Good. And then just on wings, seasonally, this obviously isn’t the peak period for demand, but prices seemed to have gone maybe a little bit further down than I’d expected. Do you think we’re getting close to a bottom in anticipation.

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Sanderson Farms, Inc.	SAFM	Q2 2013 Earnings Call	May 30, 2013
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<A – Joe Sanderson – Sanderson Farms, Inc.>: Of what?

<A – Lampkin Butts – Sanderson Farms, Inc.>: Wings. [ph] They bounced off it (28:23).

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah, yeah, yeah, I’m sorry. Yeah. We think we’ve seen the bottom of wings and they’ve come up now. And we think you’re going to see the cold storage inventory start climbing on wings. We think people are putting them in the freezer now that they’re confident that the bottom is hit. Freezer operators that use them are going to inventory them for the football season.

<Q – Christine McCracken – Cleveland Research Co.>: Okay. And so, you’ve already seen that improvement in demand then for the fall?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah.

<Q – Christine McCracken – Cleveland Research Co.>: Okay.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yes. Yes. We – as soon as people thought the bottom hit – they started buying them and we have some distributors that are buying them and put them in the freezer and we have some end users that are buying them and put them in the freezer. We are not putting them in the freezer, but we know some of our customers are buying them and put them in a freezer.

<Q – Christine McCracken – Cleveland Research Co.>: Great. And then final – just one last question. On the COOL legislation that was just pushed through, are you at all worried about your export – exports to Mexico and is there any risk there?

<A – Lampkin Butts – Sanderson Farms, Inc.>: Christine, it has always risk. As you know, Mexico, there’s a dumping charge down there now, although, it hadn’t resulted in any tariff. But we’re working in Washington with our trade association to be sure that it doesn’t. We’d like to disengage in that as quickly as we can and let that be a beef and pork issue and not a chicken issue. There’s always risk, but I think we’ll be able to disengage the chickens, anyway.

<Q – Christine McCracken – Cleveland Research Co.>: All right. Good stuff. Thanks.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: And we’ll take our next question from Akshay Jagdale with KeyBanc.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: Good morning.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: Congratulations on a good quarter.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Congratulations on your call.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: Thank you. So, first question is, it looks like this quarter so far – the quarter you’re in, looks significantly better on the revenue side. In the spot market we’re seeing somewhat close to $0.08 per pound sequential improvement, and then you’re telling us that your feed costs are going to be down slightly sequentially and your all other costs are going to be down about $0.01 a pound, if you’re operating at a full schedule.

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Sanderson Farms, Inc.	SAFM	Q2 2013 Earnings Call	May 30, 2013
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So, it seems like this is shaping up to be a very strong quarter. I’d just – so first, is there anything I’m saying there that you don’t agree with? And secondly, what impact, which is specific to Sanderson, would the Chinese issue have on your revenue per pound, roughly, this quarter?

<A – Joe Sanderson – Sanderson Farms, Inc.>: China will not be material for the quarter. We calculated if China were to completely disappear, it would be about $0.40 per share for the year. So, $0.15 would not be material and we don’t think – actually China is improving right now, so we don’t think China is going to be material.

What you said is right. I can’t speak to June and July, because we don’t know what’s going to happen. Leg quarter is going to be a little bit softer. When you get to $0.50 a pound on leg quarters, export market is slow and that’s – Lampkin indicated that June is going to be a little bit softer in export market.

Boneless breast is slowing a little bit right now. I think – we think, it’s because it’s the end of the month. We’ll get a better read next week when you get to the first of the month, but May is going to be a record month profit-wise for the industry, I believe. I think, it’ll – we hadn’t seen margins yet, but it’s going to be close to a record month profit-wise, June and July, you don’t know yet until you get there, but it’s – you’ve had a spiking market both at retail and with boneless breast and with good support from the export market and wings at $1.20, I’m never going to complain about that.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: That’s very helpful. Can you talk a little bit about – you talked about the breeders and the issue about building up supply. Typically, what we have noticed just then, this is just data analysis, nothing else. But it takes about nine months from the time companies start making money, so they really sort of step on the supply accelerator, if I may. It seems as though there’s constraint this time such that perhaps that timeframe could be longer.

Is that – I mean, first of all, are those timeframes ones that you sort of keep in your mind as benchmarks or is there some other timeframe we should be looking at? But overall, are you basically saying that it’s going to take longer than it typically does because of the issues on the breeder side?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I think, it’s going to take a year because I don’t think the primary breeders have the breeding stock to supply any increase in pullets. And I think also that there are some processors that will keep an eye on this crop. And I don’t think they necessarily would start, even if they were available, I don’t think they’d start placing pullets until they see what this crop is going to do.

They might recall 2011 and – but the primary roadblock is the breeders. They don’t have the – they do not have the – I don’t believe they have the product, if somebody were to order pullets. They do not have the grandparent stock or the parent stock right now.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: And just two questions. One is, with all the moving parts on your – you’re moving up to full capacity soon and then you also plan on building a new plant and moving ahead with that. Are you ready right now to sort of give us at least a sense of what fiscal 2014 pounds processed would look like?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Pounds processed?

<Q – Akshay Jagdale – KeyBanc Capital Markets>: Yeah.

<A – Joe Sanderson – Sanderson Farms, Inc.>: No. I mean, it’ll – it’ll – no. No, we’ll give you that in July.

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Sanderson Farms, Inc.	SAFM	Q2 2013 Earnings Call	May 30, 2013
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<Q – Akshay Jagdale – KeyBanc Capital Markets>: Okay. And then last question. With the announcement this week that a Chinese company is buying Smithfield, I mean, what is your overall view on M&A as it relates to this new news? I mean, does it change your view at all or in your opinion, is it more or less likely that international players would come in to buy chicken companies specifically? I mean, just – can you just give us your current view and let us know, if at all it’s changed and perhaps make any comments that you can regarding your appetite for M&A, whether you’re buying or selling? Thank you.

<A – Joe Sanderson – Sanderson Farms, Inc.>: We want a build a plant – processing plant. And I don’t have – that doesn’t say – I have no – we want to do it right – we want to do the best we can for our shareholders. And our appetite is to build processing plants.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: And any – any – just any thoughts on the recent news, I mean, just your thoughts, they don’t have to be specific to Sanderson, but do you think it at all changes the M&A landscape, per se, for chicken companies in the U.S.? I mean, we have seen smallish type of deals by international players trying to buy assets, distressed assets for chicken. But any thoughts there would be great, if you have any to share.

<A – Joe Sanderson – Sanderson Farms, Inc.>: I don’t have any.

<Q – Akshay Jagdale – KeyBanc Capital Markets>: Perfect. Okay, I’ll pass it on. Thank you.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: And we’ll take our next question from Heather Jones with BB&T Capital Markets.

<Q – Heather Jones – BB&T Capital Markets>: Good morning.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q – Heather Jones – BB&T Capital Markets>: Nice quarter.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

<Q – Heather Jones – BB&T Capital Markets>: Going to go to weights. You mentioned that weights may move down this summer just because of heat. I’m wondering, last summer, we understand that some producers purposely brought down their weights into the summer just given what happened with corn mid-June moving forward. This summer has been – well, we’re not in the summer yet, but spring has been relatively mild. I mean, do you think that weight gains this year could be fairly significant year-on-year? Or – not weight gains, but average weights could be significantly higher than last year for the summer given those factors?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I think May was very mild, but I also think that processors were running all out and we were for sure and our weights are a little bit light, frankly. We’ve been short all month and we needed to put some age on our chickens, particularly our big birds, deboning birds. My guess is other processors might be in the same boat. And I would not be surprised if, even though, we’ve had mild weather, I would not be surprised if weights may not be as heavy in May as they were in April, because processors are running all out to keep up with this demand we’ve experienced in May.

I don’t know what the weather is going to be like in June and July. We have not been to 90 degrees yet in Laurel. Texas has, the Mississippi, we won’t – next week, be the first days we hit 90 degrees and that’s very unusual; so we’ve had very mild weather, but we’ve also been running all out and we need to put a little age on our chickens to get back to our normal weights.

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<Q – Heather Jones – BB&T Capital Markets>: I mean, what do you think about the thought, though, that comparisons could be fairly easy in late June and July, that last year some processors were purposefully pulling down weights? I mean, what are your thoughts on that?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah. I think you might be right. I don’t remember if we saw a weight decline last year, [ph] Bob (41:22), do you remember?

<A>: I don’t know.

<A – Joe Sanderson – Sanderson Farms, Inc.>: In Agri Stats? I don’t know. Heather, you could be right. I just don’t know.

<Q – Heather Jones – BB&T Capital Markets>: Okay.

<A>: Weights have been – weights are heavier in Agri Stats.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah, they’re heavier in Agri Stats since January.

<Q – Heather Jones – BB&T Capital Markets>: Are you talking about year-on-year?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah.

<A – Lampkin Butts – Sanderson Farms, Inc.>: Yeah.

<Q – Heather Jones – BB&T Capital Markets>: Okay. You talked about the menu mix shift at QSR and all the examples that you gave. We understand that some of those ad campaigns are going to be winding down in the next few weeks.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah.

<Q – Heather Jones – BB&T Capital Markets>: Do you know of any new menu introductions that are coming after that, that could continue to trigger really strong boneless, skinless demand?

<A – Joe Sanderson – Sanderson Farms, Inc.>: No. No. We don’t really – we don’t – we don’t know of any. We don’t service any of those people. We do know that two of the – one of the major suppliers to several of the major quick service chains has bought a great deal of boneless breast from another processor through August, and which leads us to believe there’s some more stuff coming on.

<Q – Heather Jones – BB&T Capital Markets>: Okay. Okay. And my final question is on your comments on the primary breeders being short parent and grandparent stock. I mean, we all know what’s going on in Mexico, but that doesn’t seem to be the only contributor. What are your thoughts regarding why the industry has been so slow to build out this time? Was it fear? You mentioned the crop, but do you think it’s just given several disappointing or surprising years with regard to feed costs, they just – like you said, want to make sure the crop is made. Is that the primary reason?

<A – Joe Sanderson – Sanderson Farms, Inc.>: I think the primary reason is they can’t get pullets and cockerels. And the secondary reason is I think we’ve had three droughts in a row or droughty years in a row. And I think those two things are the primary reasons.

<Q – Heather Jones – BB&T Capital Markets>: Well, I guess, I’m wondering why are the pullets and cockerels not there, I mean, why haven’t the – why are the primary breeders so short?

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<A – Joe Sanderson – Sanderson Farms, Inc.>: Because they’re not going to keep – they’re not going to keep that production just – they’re not going to keep that production there, if they don’t have orders for it. They’re not going to keep feeding those grandparent and parent stock, if they don’t have orders for them.

<Q – Heather Jones – BB&T Capital Markets>: Right. And so the orders have been – have the orders been short because of concerns related to the crop?

<A – Lampkin Butts – Sanderson Farms, Inc.>: Well, the industry is 10% smaller...

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah.

<A – Lampkin Butts – Sanderson Farms, Inc.>: ...than we were in 2007. And the primary breeders have – they’ve adjusted to that number.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah.

<Q – Heather Jones – BB&T Capital Markets>: Okay. All right. Thank you very much.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you.

Operator: [Operator Instructions] And we’ll take our next question from Ken Zaslow with Bank of Montreal.

<Q – Ken Zaslow – BMO Capital Markets (United States)>: Hey, good morning, everyone.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Good morning.

<Q – Ken Zaslow – BMO Capital Markets (United States)>: Good. I’ve just two questions. One is, what is the optimal corn and soybean meal environment for you? Do you – what is the type of price level that you’re actually hoping for? I mean, can you just give some color on what you’re hoping for?

<A – Joe Sanderson – Sanderson Farms, Inc.>: Well, we don’t – I don’t hope for anything.

<Q – Ken Zaslow – BMO Capital Markets (United States)>: Would you prefer $4 corn or $2 corn or $7 corn? If you could kind of give us some ideas of what you guys would consider your optimal environment where you’d actually maximize your profit for an extended period of time.

<A – Joe Sanderson – Sanderson Farms, Inc.>: We don’t do hypothecate. We operate in an environment we’re given and do the best we can with what we have to work with.

<Q – Ken Zaslow – BMO Capital Markets (United States)>: Okay. And my next question is, is there a trend within the chicken industry to change the contracts more to shorter-term and more grain-based contracts? Have you guys done that or you guys are stuck with your way of doing it over the period where you’re more still the commodity-based and the prices kind of move with the prices of chicken more than the Georgia dock?

<A – Joe Sanderson – Sanderson Farms, Inc.>: We’re stuck. I mean, we are – our contracts are all the same. And we base ours – off of the Urner Barry and off of the Georgia dock and we don’t have any grain-based and we take that risk. We don’t think our customers ought to – that’s our business and they’re in the grocery business or in the food service business and we’re in the chicken business, and it works out fine that way for us.

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And we’re aware of some cost-plus stuff in fast food business, primarily, but we still do it rather the way we’ve always done it.

<Q – Ken Zaslow – BMO Capital Markets (United States)>: [ph] chicken (47:30), can you talk about how long breast prices will stay at these levels? I didn’t fully understand you, I think.

<A – Joe Sanderson – Sanderson Farms, Inc.>: You’re breaking up on me.

<Q – Ken Zaslow – BMO Capital Markets (United States)>: Oh, sorry about that. Is it better?

<A – Lampkin Butts – Sanderson Farms, Inc.>: Yeah. You asked how long breast meat, we expect breast meat.

<Q – Ken Zaslow – BMO Capital Markets (United States)>: Yeah. I didn’t fully understand. You said that some of the promotions are coming off, but some of the promotions are coming back on. I just didn’t understand it. I guess, if you could just give a...

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah.

<Q – Ken Zaslow – BMO Capital Markets (United States)>: ...clarification on that and what you’re thinking for the next six months or so. I just didn’t understand that, I’m sorry.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Yeah. What I said was, we don’t have any direct knowledge about the ads, because we don’t service any of the quick serve people. We do know that one of the suppliers to several of the chains has bought breast meat from another processor through August. So, that leads to believe that some of the – there are going to be some ads all the way through the summer, but we don’t have any direct knowledge of anything, because we don’t sell any of them.

<Q – Ken Zaslow – BMO Capital Markets (United States)>: All right. I appreciate it. Thank you very much.

<A – Joe Sanderson – Sanderson Farms, Inc.>: Thank you very much.

Operator: And it appears there are no further questions at this time.

Joe Frank Sanderson, Chairman & Chief Executive Officer

Good, thank you. Thank you all for spending time with us this morning, and we look forward to reporting our results to you throughout the year. Thank you all.

Operator: And this concludes today’s conference. Thank you for your participation.

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